EXHIBIT 10.15

AMENDED AND RESTATED PRE-OPENING FUNDS AGREEMENT

This Amended and Restated Pre-Opening Funds Agreement (“Agreement”) is entered into as of the 31 day of July 2005 by and among Patria Corporation, a corporation organized under the laws of the State of Colorado (“Company”), and each of the undersigned individuals (each, an “Organizer”).

RECITALS

WHEREAS, the Company and each of the Organizers previously have entered into those certain Pre-Opening Funds Agreements, each dated sometime between January 2005 and July 2005, each substantially similar to the other (the “Original Agreements”); and

WHEREAS, the parties to those Original Agreements now desire to amend and restate each such Original Agreement so that the parties are each signatories to the same Amended and Restated Pre-Opening Funds Agreement; and

WHEREAS, the Organizers have the mutual intention and objective to organize a commercial bank (the “Proposed Bank”) and have established the Company to pay the Proposed Bank’s organizational expenses and to enter into agreements in furtherance of the organization of the Proposed Bank; and

WHEREAS, the Organizers desire to take such steps and actions as may be necessary in the furtherance of their mutual intentions and objectives, including, but not limited to, the filing of regulatory applications (“Applications”) with the Federal Reserve, the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and/or the Colorado Division of Banking (“Division”), as applicable (the “Regulators”); and

WHEREAS, the Organizers further desire by this Agreement to provide for the solicitation of funds to cover the organizational (pre-incorporation and pre-opening) expenses of the Company and the Proposed Bank, to be expended for the purpose of paying expenses to be incurred in order to determine the feasibility of the Proposed Bank, to prepare the Applications and otherwise to organize the Proposed Bank.

NOW, THEREFORE, in consideration of the foregoing and the promises, covenants and conditions hereinafter set forth, and the contribution of money provided for herein, the Company and the Organizers hereto agree as follows:

1.    Payments of Funds for Pre-Incorporation Expenses. Each Organizer, by execution of a counterpart hereof, hereby agrees to contribute funds in the amount of $30,000 (“Pre-Opening Funds”) for the purpose of funding organizational expenses of the Company and the Proposed Bank. A payment of $10,000 shall be made by the Organizer concurrently with the execution of this Agreement, and two (2) additional payments of $10,000 shall be due and payable within five (5) business days after notice from the Co-Managers (as defined below) that the payment is due. Following the date of this Agreement, Pre-Opening Funds paid by check shall be made payable to Patria Corporation.

2.    Account, Co-Managers, and Terms Under Which Pre-Opening Funds Shall Be Held. All funds contributed by Organizers shall be deposited in a deposit account (the “Account”) established in the name of the Company at a federally-insured depository institution domiciled or authorized to do business in Colorado and selected by the Co-Managers. No other funds shall be deposited in the Account. The Co-Managers or the Organizers (including the Co-Managers), acting by a vote of at least two-thirds of their number, may transfer the Account to another banking organization domiciled or authorized to do business in Colorado.

Until a total of $50,000 has been received in good funds from five (5) Organizers, no disbursements shall be made from the Account. If for any reason a total of $50,000 has not been received by the Co-Managers by the close of business on October 1, 2005, then Pre-Opening Funds on deposit as of that date shall be returned to each Organizer who contributed such funds within three (3) business days thereafter without interest. Pre-Opening Funds may be accepted from a proposed Organizer only by the Co-Managers. Funds accepted from an Organizer shall not be returned to the Organizer whether upon his or her withdrawal or removal, except as expressly provided herein. Funds shall be returned to an Organizer who has withdrawn or been removed only after such payment has been approved by at least two-thirds of the other Organizers, and if not so approved, then the withdrawing or removed Organizer shall be entitled to the return or partial return of his or her funds only under the same terms and conditions as apply to the remaining Organizers. After the initial balance in the Account reaches $50,000 (such that disbursements are permitted pursuant to this Section), the balance in the Account may be reduced below $50,000.

Unless and until changed by a vote of at least two-thirds of the Organizers, James C. Foster and Bob Fenton are hereby appointed to serve as Co-Managers of the Account (the “Co-Managers”), and are authorized to receive, deposit and disburse all funds to be collected or paid pursuant to the terms of this Agreement and to take such other actions as may be contemplated by this Agreement.

3.    Terms Under Which Pre-Opening Funds Shall Be Disbursed. Disbursements from the Account may be made only upon the order and signature of both Co-Managers, and only for purpose of paying organizational expenses of the Company or the Proposed Bank, including but not limited to (i) marketing and banking consulting fees, (ii) economic study fees, (iii) pre-opening consulting fees to be paid to one or more proposed officers of the Proposed Bank, and others (all as approved by a majority of the Organizers), (iv) accounting and legal fees, (v) application fees and expenses, and (vi) rent, lease and/or option payments and security deposits; provided, however, that no disbursement in excess of $1,500 (except reimbursement of out-of-pocket expenses) shall be made to any Organizer or any affiliated companies of any Organizer, unless and until such payment or payments have been approved in advance by at least a majority of the Organizers who are then parties to this Agreement.

4.    Additional Organizers. Upon the approval of the Co-Managers, additional Organizers may be added from time to time, provided that such Organizers ratify and agree to be bound by, and comply with the provisions, terms and conditions of, this Agreement. Each additional Organizer shall execute a signature page to this Agreement (and such other instrument as counsel to the Company shall require), and shall immediately contribute funds in the same amount as has been contributed as of such date by each of the other Organizers.

5.    Records. The Co-Managers shall keep and maintain records containing:

(a)    With respect to each deposit to any Account:

(i) date of deposit,
(ii) amount deposited, and
(iii) name of person from whom such money was accepted.

(b)    With respect to each withdrawal from any Account:

(i) date of withdrawal,
(ii) amount of money withdrawn,
(iii) name of person or entity to whom such money was paid,
(iv) description of purpose of such payment, and
(v) any invoice or billing relating to such payment.

(c)    The Co-Managers or, upon opening, the Proposed Bank, shall preserve the records described above for a period of not less than four (4) years after any such Account is closed.

(d)    The Co-Managers shall, upon request, make the records described above available for inspection and copying by (i) the Regulators, (ii) any proposed director, officer, or organizer of the Company or the Proposed Bank, (iii) any person from whom Pre-Opening Funds have been accepted, (iv) the Company, or (v) the Proposed Bank, if and when organized.

6.    Reports.

(a)    On or before the 21st day of each calendar quarter, commencing with the calendar quarter after Pre-Opening Funds are first accepted and continuing until Account are closed in accordance with this Agreement, the Co-Managers will provide to each person from whom Pre-Opening Funds have been accepted a report stating, with respect to the last calendar quarter:

1.	Opening balance of the Account.

2.	Total amount deposited in the Account during the calendar quarter.

3.	Itemized schedule of deposits showing, with respect to each deposit, date of deposit, amount of money deposited, name of person from whom such money was accepted and aggregate total amount.

4.	Total amount disbursed from the Account during the calendar quarter.

5.
An itemized schedule of disbursements showing, with respect to each person to whom the amount disbursed, together with amounts previously disbursed to each person, is $500 or more: name of person, amount disbursed to the person, description of purpose of such disbursement and aggregate total amount disbursed to date to the person.

6.	Closing balance of Account.

7.    Circumstances Under Which Pre-Opening Funds Shall Be Repaid.

(a)    The Organizers understand and agree that the Pre-Opening Funds advanced by the Organizers shall be reimbursed to the Organizers if, and only if, one of the following events occurs:

(i) The Company receives the proceeds of a loan made to the Company to repay the Pre-Opening Funds; or

(ii) The Proposed Bank is issued a charter to transact commercial banking business by the OCC or Division, as applicable, the Proposed Bank receives approval from the FDIC of its application for deposit insurance and all subscription funds held in escrow for Proposed Bank stock have been released to the Proposed Bank.

(b)    The Co-Managers shall cause the Company, after making all disbursements authorized under the terms of this Agreement, pay any and all balances in the Account, on a pro rata basis, to the Organizers upon the occurrence of any of the following events:

(i) an application for authority to organize the Proposed Bank is not filed with the OCC or Division within fifteen (15) months after Pre-Opening Funds are first accepted by the Co-Managers, or

(ii) an application for authority to organize the Proposed Bank filed with the OCC or Division within such time is denied by the OCC or Division and a reapplication for authority to organize the Proposed Bank is not filed with the OCC or Division within 90 days after such denial.

(c)    Each Organizer acknowledges and agrees that there is no assurance that any of the conditions described in this Section will be met and that if the conditions described above do not occur, such Organizer shall not be entitled to reimbursement of any of the Pre-Opening Funds. Such Organizer further waives any and all claims against any other Organizers hereto, the Company, the Proposed Bank and their respective officers, directors, shareholders, attorneys, agents and representatives for reimbursement of his or her share of Pre-Opening Funds as a result of the failure to occur of any of the conditions described above.

8.    Application; Services. The Co-Managers are hereby authorized and directed to execute and deliver written agreements with attorneys, accountants, economists and banking/fundraising consultants, relating to the various applications to be filed with the Regulators in connection with the organization of the Proposed Bank, and for other services related to the organization of the Company or the Proposed Bank. The Co-Managers are hereby authorized and directed to pay, to the extent of funds made available by the Organizers as described herein, all amounts agreed to in said agreements for all such services rendered. Notwithstanding the foregoing, the preparation of Applications shall not commence unless and until a total of $50,000 has been received from five (5) Organizers.

9.    Indemnification of Co-Managers; Covenant Not to Sue.

(a)    The Company agrees to indemnify and hold the Co-Managers harmless from any liability, obligation, claims or costs (including attorneys, accountants, paralegal fees and expenses) incurred by them in their capacities as such or in the course of their performance of their duties as such, save and except liabilities or obligations arising from or out of willful misconduct or gross negligence.

(b)    The Organizers hereto agree not to institute any action or suit in law or in equity against any other Organizer or against the Co-Managers and their respective heirs, devisees, legatees and successors-in-interest and agree not to institute, prosecute or in any way aid or assist in the institution or prosecution of any claim, suit, demand, proceeding, or action, except those claims or actions based on a breach of this Agreement or arising from or out of willful misconduct or gross negligence.

10.    Removal of Organizers. An Organizer may be removed with or without cause upon the vote of two-thirds of the then-active Organizers.

11.    Voluntary Withdrawal. An Organizer may withdraw as an organizer of the Company or the Proposed Bank by giving written notice to the Co-Managers. Notwithstanding the foregoing, the withdrawal of an Organizer shall not affect in any manner any obligation incurred by the Organizer pursuant to this Agreement or any other agreement entered into by the Organizer.

12.    Unauthorized Acts. Notwithstanding anything contained herein to the contrary, no party hereto shall be authorized in any manner or form to perform any act or to render any communication or information with regard to the organization of the Company or the Proposed Bank that is contrary to applicable federal and applicable state law, including the rules, regulations and policies of the Federal Reserve, Division, OCC and/or FDIC, as applicable. In addition, each Organizer acknowledges the following:

(a)    that the Proposed Bank is not being organized for the sole purpose of immediately selling to or merging or consolidating with any other financial institution;

(b)    that such Organizer may not indicate, either orally or in writing, that he or she is an officer or director of the Proposed Bank or that the Proposed Bank is in existence prior to receiving the consent of the Regulators, if required at such time;

(c)    that the Proposed Bank, upon organization, will not refinance, either directly or indirectly, any loan, advance, or credit extension made to any prospective shareholder by any existing financial institution or other lender, if such loan, advance, or credit extension was originally made to the prospective shareholder to obtain funds to purchase stock in the Proposed Bank;

(d)    that all subscription funds for capital stock will be held in escrow subject to the order of the applicable Regulators and that these funds will be released only after all conditions precedent to the commencement of operations at the Proposed Bank have been satisfied; and

(e)    that no representations have been made by the Co-Managers, any of the Organizers, any of the other signatories hereto or attorneys, accountants or any other service providers to the Company or the Proposed Bank guaranteeing or representing that: (a) a charter for the Proposed Bank will be issued and approved by the Regulators; (b) approval of the Proposed Bank by the Regulators will occur on or before any specified date or approximate date, or that such approval will be received at all; (c) such Organizer will be approved by the Regulators as an organizing director of the Proposed Bank; (d) the Proposed Bank will be able to successfully sell any amount of its initial capital stock; (e) such Organizer will be approved by the Regulators to purchase any specific number of shares of the capital stock of the Proposed Bank; (f) the Regulators will approve any specific stock options or other benefit for such Organizer(s); (g) the Proposed Bank will be located in any specific location or city; or (h) the Proposed Bank will open for business on or before any specific date or approximate date.

13.    Borrowings/Guarantees. The parties understand and agree that it may be necessary for the Company to borrow funds or otherwise secure lines of credit for the purpose of obtaining funds to pay pre-incorporation and pre-opening expenses of the Proposed Bank and that lenders may require such financing arrangements to be evidenced by one or more notes co-signed or guaranteed by each of the undersigned on a joint or several or other basis. An agreement to borrow funds that requires the guarantee of an Organizer shall require the unanimous written consent of all of the Organizers who undertake such guarantee. All funds obtained pursuant to this Section 13 shall be maintained and disbursed by the Co-Managers in conformity with the duties set forth in this Agreement.

14.    Termination. The Agreement shall be effective as of the date first written above and shall terminate upon the occurrence of any of the following events:

(a)    by mutual written consent of a majority of the Organizers who are bound by the terms hereof; or

(b)    following an event described in Section 7(a) or 7(b) upon the reimbursement of funds due to Organizers or upon a determination by the Co-Managers that no reimbursement shall be due.

15.    Miscellaneous.

(a)    Notices. Any notice required by this Agreement shall be given by telephone and confirmed by facsimile, express or certified mail to the parties at the addresses heretofore furnished by each party hereto or such other address as a party may later specify. With respect to notice confirmed by facsimile, notice shall be deemed duly given when facsimile confirmation is received. With respect to notice confirmed by express or certified mail, notice shall be deemed duly given upon the earlier of actual receipt of such confirmation by mail or three (3) business days after deposit in the United States mail, postage prepaid.

(b)    Complete Agreement. This Agreement contains the entire understanding of the parties and supersedes all existing agreements and all other oral, written or other communications between the parties concerning its subject matter. There are no agreements, arrangements or undertakings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

(c)    Governing Law. This Agreement shall be governed by the laws of Colorado without regard to principles of conflicts of laws. Any dispute or controversy arising under, out of or in connection with this Agreement, shall be determined and settled by arbitration in the City of Denver, State of Colorado, in accordance with the rules of the American Arbitration Association. Any decision rendered thereby shall be non-appealable, final and binding on the parties and judgment may be entered thereon.

(d)    Assignment. This Agreement is personal to the parties hereto and may not be assigned, except with respect to the Company to a successor corporate entity, which expressly includes the Proposed Bank once established.

(e)    Amendment. This Agreement may be amended only by a writing signed by a majority of the Organizers; provided however, that any action under this Agreement requiring the approval or consent of more than a majority may be amended only by a writing signed by at least the same number of Organizers as would be required to take such action under the Agreement.

(f)    Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(g)    Illegality, Severability. If any provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

(h)    Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

(i)    Headings. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any of the language in this Agreement.

(j)    Relationship of the Organizers. This Agreement shall not be deemed to create a partnership or joint venture among the Organizers or among the Company and the Organizers. Except with respect to the authorized acts of the Co-Managers, as expressly described in this Agreement, no Organizer shall be authorized or have the right to bind or obligate any other Organizer to any debt, obligation or liability with any third party without the prior written consent of all of the other Organizers.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and agree to be bound by the terms hereof.

PATRIA CORPORATION

By:  /s/  James Foster

James P. Foster
Chairman

ORGANIZERS

/s/ Norma R. Akers

Norma R. Akers

/s/ Anthony Costa

Anthony Costa

/s/ Rob L. Alvarado

Rob L. Alvarado

/s/ Philip Champagne

Philip Champagne

/s/ Robert J. Fenton

Robert J. Fenton

/s/ James P. Foster

James P. Foster

/s/ Robert Gallegos

Robert Gallegos

/s/ Steve Gutterman

Steve Gutterman

/s/ Dr. Christine Johnson

Dr. Christine Johnson

/s/ Marta Loachamin

Marta Loachamin

/s/ Ronald E. Montoya

Ronald E. Montoya

/s/ James Propp

James Propp

/s/ James Perea

James Perea

/s/ Joel Rosenstein

Joel Rosenstein

/s/ Basil Sabbath

Basil Sabbath

/s/ Stan Sena

Stan Sena

/s/ Larry Trujillo

Larry Trujillo

/s/ Kent C. Veio

Kent C. Veio